Exhibit 3.2

AMENDEMENT TO DESIGNATION OF SERIES B PREFERRED STOCK

The following changes shall be made to the Designation of Series B Preferred Stock. No others changes are being made.

1.	The number of shares constituting the Series B Preferred Shares in Section I shall be increased to 20,000 shares.

2.	Section 4 shall be replaced in its entirety and shall henceforth read as follows:

SECTION 4. VOTING.

4.1	Voting Rights. The Holders of the Series B Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series B Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters (including, but not limited to at every meeting of the stockholders of the Company and upon any action taken by stockholders of the Company with or without a meeting) equal to 66.7% of the total vote. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total Common Stock shares outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series B Preferred Stock, if any; and (c) the voting rights attributable to the Series B Preferred Stock, as described herein, whether such Series B Preferred Stock shares are voted or not.

4.2	Amendments to Articles of Incorporation and Bylaws. So long as the Series B Preferred Stock is outstanding, the Company shall not, without the affirmative unanimous vote of 100% of all of the Holders of all outstanding shares of Series B Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series B Preferred Stock, (ii) effect any reclassification of the Series B Preferred Stock, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series B Preferred Stock set forth herein.

4.3	Amendment of Rights of Series B Preferred Stock. The Company shall not, without the affirmative unanimous vote of 100% of all of the Holders of all outstanding shares of Series B Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.

3.	Section 8 shall be replaced in its entirety and shall henceforth read as follows:

SECTION 8. PROTECTIVE PROVISIONS. Subject to the rights of series of Series B Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Company shall not without first obtaining the unanimous approval (by written consent, as provided by law) of all of the Holders of 100% of the then outstanding shares of Series B Preferred Stock, voting together as a class:

(a)	alter or change the rights, preferences or privileges of the Series B Preferred Stock;

(b)	alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series B Preferred Stock;

(c)	create any new series or classes of shares;

(d)	issue any shares of any series of preferred stock;

(e)	increase the authorized number of shares of Series B Preferred Stock;

(f)	amend, repeal or modify the bylaws;

(g)	sell or otherwise dispose of any of the assets of the Company not in the ordinary course of business;

(h)	elect members to the Board of Directors;

(i)	incur debt not in the ordinary course of business.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.